Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 865 South Figueroa Street Suite 3400 Los Angeles, CA 90017 www.cbre.com

FOR IMMEDIATE RELEASE —May 17, 2004

For further information:
Kenneth Kay Senior Executive Vice President and Chief Financial Officer CB Richard Ellis 213.438.4833	Ronald Platisha Executive Vice President-Finance CB Richard Ellis 310.354.6044

CB Richard Ellis Group, Inc. Revises First Quarter 2004 Results

Los Angeles, CA - (May 17, 2004) — CB Richard Ellis Group, Inc., parent corporation of CB Richard Ellis Services, Inc., the world’s largest commercial real estate services firm (based on 2003 revenue), today filed its report on Form 10-Q for the three months ended March 31, 2004.  The financial information for the three months ended March 31, 2004 contained in the Form 10-Q differs from the financial information for the three months ended March 31, 2004 contained in the Company’s press release issued on May 6, 2004 as a result of the Company’s refinement of the purchase price allocation related to its acquisition of Insignia Financial Group, Inc. (“Insignia”) on July 23, 2003.  The Company has revised the estimated fair value assigned to the broker draw asset acquired from Insignia.  This has resulted in adjustments to the balance sheet, including a net decrease in goodwill of $3.8 million, a decrease of $1.4 million in stockholders’ equity, an increase of $1.3 million in other current assets and an increase in net other assets of $1.1 million.  Additionally, the Company has recorded an adjustment for the amortization of this broker draw asset on a cumulative basis during the quarter ended March 31, 2004, which has resulted in adjustments to the statement of operations, including increases of $2.2 million in both cost of services and operating loss, as well as an increase in net loss of $1.4 million.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is the world’s largest commercial real estate services firm (in terms of 2003 revenue). With approximately 13,500 employees, the company serves real estate owners, investors and occupiers through more than 220 offices worldwide. The company’s core services include property sales, leasing and management; corporate services; facilities and project management; mortgage banking; investment management; appraisal and valuation; research; and consulting.  For more information, visit the company’s Web site at www.cbre.com.